As filed with the Securities and Exchange Commission on August __, 2008
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SHOPOFF PROPERTIES TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-5882165 (I.R.S. Employer Identification No.)
8951 Research Drive
Irvine, California 92618
(Address of principal executive offices)

SHOPOFF PROPERTIES TRUST, INC. 2007 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

William A. Shopoff
President and Chief Executive Officer
Shopoff Properties Trust, Inc.
8951 Research Drive
Irvine, California 92618
1-877-TSG-REIT
(Name, address, including zip code, telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:
Blase Dillingham, Esq.
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, California 90064
(310) 312-4000
(310) 312-4224 (Facsimile)
CALCULATION OF REGISTRATION FEE

	Amount to	Proposed Maximum	Proposed Maximum
Title of securities	be	Offering Price	Aggregate Offering	Amount of
to be registered	Registered(1)	Per share (2)	Price (2)	Registration fee
Common Stock, par value $.01 per share	1,655,000	$10.00	$16,550,000	$650.41

(1)	This Registration Statement shall also cover any additional shares of Shopoff Properties Trust, Inc.’s (the “Registrant”) common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) based on book value of the Registrant’s common stock computed as of the latest practicable date prior to the filing of the Registration Statement, which is August 4, 2008.

EXPLANATORY NOTE
     This Registration Statement is being filed by the Registrant to register an aggregate of 1,655,000 shares of common stock issuable pursuant to the Shopoff Properties Trust, Inc. 2007 Equity Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I have been delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference and made a part hereof:
     (a) Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s fiscal year ended December 31, 2007, filed with the Commission on March 31, 2008.
     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 15, 2008.
     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
     Voting Rights of Common Stock
     Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock, voting as a single class, may elect all of the directors then standing for election. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Subject to certain exceptions, our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence. Under Maryland law, subject to certain conditions, the merger between a parent corporation and a 90 percent or more owned subsidiary corporation may be effected without the approval of either corporation’s stockholders.
Dividends, Liquidation and Other Rights
     All shares of our common stock offered by this prospectus have been duly authorized and, upon issuance in exchange for the purchase price thereof, will be fully paid and nonassessable. Holders of shares of our common stock will be entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Holders of shares of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.
     Holders of shares of our common stock have appraisal rights, but have no preference, conversion, exchange, sinking fund, or preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock have equal dividend, liquidation and other rights.
Preferred Stock and Power to Reclassify Shares of Our Common Stock
     Our charter authorizes our board of directors to classify and reclassify any unissued shares of our capital stock into a class or series of preferred stock, and to reclassify any previously classified but unissued shares of any series of our preferred stock previously authorized by our board of directors. The issuance of any preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by Maryland law and our charter to, among other things, fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for you or otherwise be in your best interest.
Power to Issue Additional Shares of Our Common Stock and Preferred Stock
     Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Restrictions on Ownership and Transfer
     In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.
     Because our board of directors believes it is essential for us to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:
•	the value of outstanding shares of our capital stock; or

•	the value or number (whichever is more restrictive) of outstanding shares of our common stock.
     Our charter provides that, subject to the exception described below, any transfer of capital stock that would:
•	result in any person owning, directly or indirectly, shares of our capital stock in excess of the foregoing ownership limitations;

•	result in our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution or constructive ownership;

•	result in us being “closely held” under the federal income tax laws;

•	cause us to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws; or

•	before our shares constitute a class of “publicly-offered securities,” result in 25% or more of our shares being owned by ERISA investors;
will be null and void, with the intended transferee acquiring no rights in such shares of stock, and will result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to allow us to register such shares in the name of the trust.
     As an exception to the above, the board of directors, in the exercise of its sole and absolute discretion, may exempt from the restrictions on transfer certain specified shares proposed to be beneficially owned by a person who has provided the board of directors with such evidence, undertakings and assurances as the board of directors may require that such beneficial ownership of the specified shares will not prevent our continued qualification as a REIT under the Internal Revenue Code and the regulations thereunder. The board of directors may, but is not be required to, condition the grant of any such exemption upon the obtaining of an opinion of counsel, a ruling from the Internal Revenue Service, or such other assurances as the board of directors may deem to be satisfactory.
     Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases such shares-in-trust for valuable consideration and acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.
     Our charter requires that the prohibited owner of the shares-in-trust pay to the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust when the record date for which was on or after the date that such shares of stock became shares-in-trust.

     The prohibited owner generally will receive from the trust the lesser of:
•	the price per share paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the applicable value per share on the date of such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust.
     The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.
     The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:
•	the price per share paid in the transaction that created such shares-in-trust or, in the case of a gift or devise, the applicable value per share on the date of such transfer; and

•	the applicable value per share on the date that we, or our designee, accepts such offer.
     “Applicable value” means, as of any date, with respect to each share, the fair value of such share, as determined in good faith by the board of directors.
     We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a purported transfer resulting in such shares-in-trust occurred.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable
Item 6. Indemnification of Directors and Officers.
     The Maryland General Corporation Law (the “MGCL”) authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except: (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s Charter limits the liability of directors and officers to the fullest extent permitted by the MGCL.
     The MGCL also authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers, unless it is proved that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation’s charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding. The Registrant’s charter does not limit the extent of this indemnity.

     The Bylaws of the Registrant permit indemnification of directors and officers to the fullest extent permitted by the MGCL, and the Registrant’s directors and officers are covered by certain insurance policies maintained by the Registrant.
Item 7. Exemption from Registration Claimed.
     Not Applicable
Item 8. Exhibits.

Exhibit No.	Description of Exhibits

5.1	Opinion of DLA Piper US LLP

10.1	Shopoff Properties Trust, Inc. 2007 Equity Incentive Plan

10.2	Form of Notice of Stock Option Grant and Agreement pursuant to the 2007 Equity Incentive Plan

10.3	Form of Notice of Grant and Restricted Stock Agreement pursuant to the 2007 Equity Incentive Plan

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page)
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 5, 2008.

SHOPOFF PROPERTIES TRUST, INC.
By:	/s/ William A. Shopoff
	Name:	William A. Shopoff
	Title:	President, Chief Executive Officer and Chairman of the Board of Directors
POWER OF ATTORNEY
     Each of the undersigned directors and officers of Shopoff Properties Trust, Inc., a Maryland corporation, do hereby constitute and appoint William A. Shopoff and Kevin M. Bridges, or either of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and re-substitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. The undersigned indicated as Directors constitutes the entire Board of Directors.

Signature	Title	Date

/s/ William A. Shopoff William A. Shopoff	President, Chief Executive Officer and Chairman of the Board of Directors	August 5, 2008

/s/ Kevin M. Bridges Kevin M. Bridges	Chief Financial Officer, Corporate Secretary and Director	August 5, 2008

/s/ Edward Fitzpatrick Edward Fitzpatrick	Executive Vice President and Director	August 5, 2008

/s/ Jeffrey W. Shopoff Jeffrey W. Shopoff	Director	August 5, 2008

/s/ Glenn Patterson Glenn Patterson	Director	August 5, 2008

/s/ Patrick Meyer Patrick Meyer	Director	August 5, 2008

/s/ Diane Kennedy Diane Kennedy	Director	August 5, 2008

/s/ Stuart McManus Stuart McManus	Director	August 5, 2008

/s/ Melanie Barnes Melanie Barnes	Director	August 5, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

5.1	Opinion of DLA Piper US LLP

10.1	Shopoff Properties Trust, Inc. 2007 Equity Incentive Plan

10.2	Form of Notice of Stock Option Grant and Agreement pursuant to the 2007 Equity Incentive Plan

10.3	Form of Notice of Grant and Restricted Stock Agreement pursuant to the 2007 Equity Incentive Plan

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page)